Thomas F. Pierson, Esq.
                                1620 Pennsylvania
                             Denver, Colorado 80203
Ph:303-830-7772                                                Fax: 303-830-7891

January 15, 1997

Mr. George Zilba, President
Board of Directors,
Noram Gaming and Entertainment, Inc.
Three Canton Square
Toledo, Ohio 43624

Re: Opinion as to Securities included in Registration Statement on Form S-8 of Noram Gaming and Entertainment, Inc.

Gentlemen:

     In connection with the above-mentioned Registration Statement on Form S-8, I am of the opinion that, when issued as contemplated by the Board of Directors, pursuant to the agreements, the shares of Common Stock included in the Registration Statement will be duly authorized and validly issued, fully paid and non-assessable.

     Please contact the undersigned if you need additional information.

Sincerely,

/S/  Thomas F. Pierson
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Thomas F. Pierson, Esq.